CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SHILOH INDUSTRIES, INC.

Shiloh Industries, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “Act”), hereby certifies that:
1.The date of filing of the Corporation’s original Certificate of Incorporation (the “Original Certificate”) with the Secretary of State of the State of Delaware was April 30, 1993.
2.The Original Certificate was amended and restated by the filing of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware on June 23, 1993.
3.The Restated Certificate was amended by the filing of a Certificate of Designation with the Secretary of State of the State of Delaware on January 7, 2002, and by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on March 9, 2016.
4.Pursuant to Section 242 of the Act, the following amendment to the Restated Certificate was duly approved by the Corporation's Board of Directors and duly adopted at an annual meeting of the stockholders of the Corporation duly called and held upon notice in accordance with the applicable provisions of Section 222 of the Act.
5.The current text of Section 1 of Article FOURTH of the Restated Certificate is hereby amended to read in its entirety as follows:
“FOURTH: Section 1. Authorized Stock. The total number of shares of which the Corporation shall have the authority to issue is 80,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called “Preferred Stock”), and 75,000,000 shares of Common Stock, par value $.01 per share (hereinafter called “Common Stock”).”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its duly authorized officer as of February 26, 2019.
By:__/s/ Kenton M. Bednarz____________
Name: Kenton M. Bednarz
Title: Vice President, Legal and Government Affairs, and Secretary